Exhibit 99.1

Contact: Nina Kondo
(617) 867 1125
nkondo@digitas.com

DIGITAS REPORTS FOURTH QUARTER AND FULL YEAR 2003 RESULTS

• Third consecutive quarter of fee revenue growth

• Net income increases for fifth consecutive quarter

• First full year of profitability

Boston, January 29, 2004—Digitas Inc. (Nasdaq: DTAS) today reported results for the fourth quarter and full year ending December 31, 2003, in line with management’s previously announced expectations.

Fourth Quarter Results of Operations

Digitas reported fee revenue for the fourth quarter of 2003 of $53.4 million, compared with $51.4 million for the fourth quarter of 2002. Total revenue, including reimbursable pass-through expenses, was $82.2 million for the fourth quarter of 2003, compared to $92.3 million for the fourth quarter of 2002. The company reported net income of $8.1 million, or $0.11 per share, for the fourth quarter of 2003, as compared to net income of $1.7 million, or $0.03 per share, in the prior-year period. The company recorded $4.1 million of income, or $0.06 per share, in the fourth quarter from the reversal of previously recorded restructuring charges due to the favorable disposition of excess space. Adjusted cash earnings1 were $5.9 million, or $0.08 per share, for the fourth quarter of 2003, as compared to adjusted cash earnings of $4.1 million, or $0.06 per share, for the fourth quarter of 2002. The company’s cash balance at December 31, 2003, was $73.6 million, as compared to $62.7 million at September 30, 2003.

David Kenny, Chairman and Chief Executive Officer at Digitas, said “We have now completed our first full year of profitability as a public company. We operated well in a tough marketplace, with strengthened discipline and maturity, and we invested in the capabilities, people, and client relationships that are the foundation of our expertise. We expect this discipline and these investments to provide momentum in the year ahead.”

Full Year 2003 Results of Operations

For the year ended December 31, 2003, Digitas reported fee revenue of $209.5 million, compared with $203.9 million for the prior year. Total revenue, including reimbursable pass-through expenses, was $311.8 million for the year 2003, as compared to $321.0 million for the prior year. The company reported net income of $16.9 million, or $0.24 per share, for the year 2003, as compared to a net loss of $40.3 million, or $0.65 per share, for the prior year. Adjusted cash earnings1 were $20.9 million, or $0.30 per share, for the year 2003, as compared to adjusted cash earnings of $16.0 million, or $0.23 per share, for the prior year.

Guidance

Digitas said it anticipates fee revenue of $58 million-$60 million for the first quarter of 2004. The company also said it expects to achieve earnings per share calculated in accordance with generally accepted accounting principles of $0.08–$0.10 in the first quarter of 2004. In addition, Digitas expects adjusted cash earnings2 of $0.09-$0.11 per share for the first quarter of 2004.

For the full year 2004, the company anticipates fee revenue of $225 million-$245 million, earnings per share calculated in accordance with generally accepted accounting principles of $0.32-$0.42, and adjusted cash earnings2 per share of $0.35-$0.45.

Jeff Coté, Chief Operating and Financial Officer of Digitas, said, “As growth accelerates in the coming year, we will continue to focus on improving margins and cash flow as we operate the business. We also will continue to invest in our people and their capabilities in order to create more value for both our clients and our investors.”

Digitas will discuss its fourth quarter performance on a conference call this afternoon at 4:30 p.m. (Eastern). The call-in number is (888) 689-4452 (U.S. and Canada) or (706) 679-5891 (international). A live webcast of the conference call will also be available on the investor relations page of the company’s Web site, at http//investor.digitas.com. The financial and statistical information presented during the conference call will be available for replay at http://investor.digitas.com promptly after the conference call. Replays by telephone will be available for seven days following the call. To access the replay by telephone, please call (800) 642-1687 and request conference ID 4813542. Replays of the call will be available by webcast for an extended period of time at the company’s Web site, http://investor.digitas.com.

About Digitas

Digitas is recognized as the leading relationship marketing services firm. Our unique combination of strategy consulting, technology consulting, and marketing agency services helps many of the world’s leading companies attract, retain, and grow the most profitable customer relationships in their industries.

In business for 23 years, we are proud to have long-term relationships with such clients as American Express, AOL, AT&T, Delta Air Lines, and General Motors. Digitas employs approximately 1,100 people and has offices in Boston, Chicago, London, New York, and San Francisco.

1 The company’s adjusted cash earnings calculation excludes from its GAAP earnings amortization of intangible assets, stock-based compensation, restructuring expenses (income), and extraordinary items, if any, and employs the company’s actual tax provision. The company believes its adjusted cash earnings calculations are meaningful as they exclude any noncash charges which the company believes are not necessarily indicative of the performance of the company’s underlying business. Management believes the presentation of earnings excluding these charges provides useful information to investors as measures of operating performance basic to the company’s ongoing operations and comparable from period to period. The following table reconciles adjusted cash earnings to GAAP earnings:

	3 Months Ended		Full Year Ended
	12/31/03	12/31/02	12/31/03	12/31/02
(in thousands, except per share data)

GAAP earnings (loss)	$8,117	$1,696	$16,859	$(40,300)

Amortization of intangible assets	177	177	706	706
Stock-based compensation	1,716	2,220	7,451	8,447
Net restructuring expenses (income)	(4,109)	—	(4,109)	47,114

Total of adjustments	$(2,216)	$2,397	$4,048	$56,267

Adjusted cash earnings	$5,901	$4,093	$20,907	$15,967

Weighted average shares outstanding used in adjusted cash earnings per share calculation	71,940	67,202	69,234	69,396

Adjusted cash earnings per share	$0.08	$0.06	$0.30	$0.23

2 The company’s projected adjusted cash earnings per share are calculated and presented for the same reasons as described in the preceding note. The following table reconciles projected adjusted cash earnings per share to projected GAAP earnings per share:

	3 Months Ended 3/31/04		12 Months Ended 12/31/04
	Low End	High End	Low End	High End
GAAP earnings	$0.08	$0.10	$0.32	$0.42

Amortization of intangible assets	*	*	0.01	0.01
Stock-based compensation	0.01	0.01	0.02	0.02

Total of adjustments	$0.01	$0.01	$0.03	$0.03

Adjusted cash earnings	$0.09	$0.11	$0.35	$0.45

*	Less than $0.01 per share.

Statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements under the caption “Guidance” regarding management’s expectations with respect to future revenues, earnings per share and adjusted cash earnings per share and statements regarding the company’s future business prospects. These and all other forward-looking statements in this press release are subject to known and unknown risks and uncertainties that may cause actual results to differ materially from those projected or implied in such forward-looking statements. Such factors include, without limitation, overall economic and business conditions, the demand for the company’s services (including the willingness and ability of the company’s clients to maintain or expand their spending), competitive factors in the company’s markets, the company’s ability to sublet its excess real estate in the anticipated time frame, and the company’s ability to effectively manage its growth and client relationships, among other factors. A further list and description of some of the risks and uncertainties potentially impacting the company’s business and future performance can be found in the company’s filings with the Securities Exchange Commission. Guidance offered by Digitas senior management today represents a point-in-time estimate made early in the first quarter and is based upon numerous assumptions that while believed to be reasonable may not prove to be accurate. The company expressly disclaims any current intention or obligation to update this forecast or any other forward-looking statement contained in this press release.

DIGITAS INC.

STATEMENT OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended December 31, (unaudited)		Year Ended December 31,
	2003	2002	2003	2002
Revenue:
Fee revenue	$53,428	$51,407	$209,470	$203,931
Pass-through revenue	28,742	40,854	102,343	117,093

Total revenue	82,170	92,261	311,813	321,024

Operating expenses:
Professional services costs	31,229	30,780	122,752	120,430
Pass-through expenses	28,742	40,854	102,343	117,093
Selling, general and administrative expenses	16,296	16,649	65,755	67,748
Net restructuring expenses (income)	(4,109)	—	(4,109)	47,114
Stock-based compensation	1,716	2,220	7,451	8,447
Amortization of intangible assets	177	177	706	706

Total operating expenses	74,051	90,680	294,898	361,538

Income (loss) from operations	8,119	1,581	16,915	(40,514)

Other income (expense):
Interest income	155	257	692	958
Interest expense	(131)	(142)	(549)	(562)
Other miscellaneous income	2	—	18	18

Income (loss) before provision for income taxes	8,145	1,696	17,076	(40,100)
Provision for income taxes	28	—	217	200

Net income (loss)	$8,117	$1,696	$16,859	$(40,300)

Net income (loss) per share
Basic	$0.13	$0.03	$0.28	$(0.65)
Diluted	$0.11	$0.03	$0.24	$(0.65)

Weighted-average common shares outstanding
Basic	62,102	62,650	60,754	62,354
Diluted	71,940	67,202	69,234	62,354

DIGITAS INC.

BALANCE SHEET

(dollars in thousands)

	December 31, 2003	December 31, 2002
ASSETS

Current assets:
Cash and cash equivalents	$73,643	$68,827
Accounts receivable, net of allowance for doubtful accounts of $962 and $944 at December 31, 2003 and 2002, respectively	32,860	34,920
Accounts receivable, unbilled	6,851	17,986
Prepaid expenses and other current assets	6,763	5,029

Total current assets	120,117	126,762
Fixed assets, net	17,990	30,892
Goodwill, net	98,130	98,130
Other intangible assets, net	705	1,411
Other assets	3,579	2,054

Total assets	$240,521	$259,249

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$8,698	$17,092
Current portion of long-term debt	281	255
Billings in excess of cost and estimated earnings on uncompleted contracts	20,564	24,685
Accrued expenses	7,386	7,842
Accrued compensation	19,410	17,749
Accrued restructuring	9,056	11,117
Capital lease obligations	—	276

Total current liabilities	65,395	79,016
Long-term debt, less current portion	282	563
Accrued restructuring, long-term	20,252	39,271
Other long-term liabilities	175	315

Total liabilities	86,104	119,165

Shareholders’ equity:
Preferred shares, $.01 par value per share; 25,000,000 shares authorized and none issued and outstanding at December 31, 2003 and December 31, 2002	—	—
Common shares, $.01 par value per share, 175,000,000 shares authorized; 62,809,518 and 62,510,919 shares issued and outstanding at December 31, 2003 and December 31, 2002, respectively	628	625
Additional paid-in capital	336,294	346,898
Accumulated deficit	(180,783)	(197,642)
Cumulative foreign currency translation adjustment	(28)	(62)
Deferred compensation	(1,694)	(9,735)

Total shareholders’ equity	154,417	140,084

Total liabilities and shareholders’ equity	$240,521	$259,249